MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT dated as of __________________________, made between Uranium Trading Corporation, a corporation established under the laws of the State of Delaware (“UTC”), and 92 Trading LLC, a limited liability company established under the laws of the State of Nevada (the “Manager”).

WHEREAS the Manager intends to provide management services to UTC;

WHEREAS UTC is a corporation which directly invests its assets primarily in natural uranium oxide in concentrates (“U3O8”) and uranium hexafluoride (“UF6”) and requires the services of the Manager to attend to the management and administration of its business and affairs as directed by the board of directors of UTC (the “Board”);

WHEREAS the Manager is willing to provide such services to UTC upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment

UTC hereby appoints the Manager effective from and after June 4, 2018 as the manager of UTC with full authority and responsibility to manage and administer the business and affairs of UTC, and the Manager accepts such appointment and agrees to act in such capacity upon and subject to the terms set forth in this management services agreement (the “Agreement”).

2. Responsibilities of the Manager

The management responsibilities of the Manager hereunder shall include the general administration of UTC’s business and affairs in accordance with the policies and directions established from time to time by the Board and, in particular but subject to Section 7 hereof, shall include, at the Manager’s expense:

(a)	using commercially reasonable efforts to arrange for, and complete, for and on behalf of UTC, through industry-standard tenders or through direct negotiations in off-market transactions, the purchase and sale of U3O8 and UF6 or EUP as applicable at the best prices available to it over a prudent period of time as requested and approved by the Board from time to time;

(b)	providing to the Board, delivery and payment particulars in respect of each purchase and sale of U3O8 and UF6 or EUP as applicable;

(c)	pursuant to Section 3, arranging with Facilities (as defined below) for the storage of U3O8 and UF6, or EUP as applicable, owned by UTC including arrangements regarding indemnities or insurance for the loss of such U3O8 and UF6 or EUP as applicable in accordance with industry practices;

(d)

providing the services of two separate individuals as nominees each to serve separately, one as Chief Executive Officer (“CEO Nominee”) and one as Chief Financial Officer (“CFO Nominee”) together with nominees for such other executive positions as may be required by UTC (collectively the “Nominees”). Subject to final approval by the Manager, the Board shall decide on the appointment of the Nominees or other duly qualified individuals to serve as Chief Executive Officer and Chief Financial Officer and such other positions as required; and

(e)	managing generally the business of UTC.

Notwithstanding the foregoing, the Manager agrees to consult the Board on all material issues prior to reaching or implementing a final decision on any matters contemplated by this Agreement which are material in nature.

Any officers or employees of the Manager who are also officers of UTC shall be paid by the Manager for serving in such capacities and shall not receive any remuneration directly from UTC therefor.

3. U3O8 and UF6 or EUP as applicable to be held on behalf of UTC

(a)	The Manager covenants and agrees that all U3O8 and UF6 or EUP as applicable acquired by the Manager on behalf of UTC will be stored at a licensed storage facility operated by a duly licensed operator (either one, a “Facility” or “Facilities”) in accordance with the following terms and conditions:

(i)	the obligations of the Facility and the Manager will be reflected in a written agreement consistent with industry standards, a copy of which will be provided to the Board;

(ii)	the Manager will ensure that the Facility indemnifies UTC against the loss of U3O8 and UF6 or EUP as applicable stored by the Facility and further indemnifies its directors, officers and employees from and against all liabilities, claims and demands arising against UTC or its directors, officers or employees as a result of personal injury, death or property damage caused by the U3O8 or UF6 or ensure that UTC has the benefit of insurance arrangements obtained on standard industry terms;

(iii)	the ownership interest of UTC in the U3O8 and UF6 or EUP as applicable stored with the Facility shall be evidenced in an account maintained by the Facility for UTC or for the Manager acting on behalf of UTC and the Facility will provide a written settlement statement each month indicating the amount of U3O8 or UF6 ,or EUP as applicable, stored for the Manager, owned by UTC.

(b)	The Manager acknowledges that any U3O8 and UF6,or EUP as applicable, purchased, on behalf or otherwise with funds of UTC or otherwise pursuant to this Agreement, will be owned by UTC and that the Manager will have no ownership interest therein other than in its role as Manager under the terms of this Agreement.

4. Fees Payable to the Manager

UTC agrees to pay the following fees to the Manager (the “Manager’s Fees”):

(a)	a base fee of $400,000 per annum, payable for the duration of the Agreement in equal quarterly installments on the first day of each financial quarter of Uranium Trading Corp;

(b)

a variable fee equal to 0.3% per annum of UTC’s total assets in excess of $100 million as at the month-end Valuation Date (defined as the last business day of each month). For such purposes, “total assets” shall mean the total assets of UTC as at the Valuation Date, which shall be calculated by multiplying the quantity of U3O8 and UF6 ,or EUP as applicable, held by or for UTC by the last spot price for U3O8 or UF6,or EUP as applicable, respectively for the month published by Ux Consulting Corporation, LLC plus cash, and any other assets held by UTC, less any outstanding payables, indebtedness and all other liabilities of UTC. The variable fee payable under this section 4(b) shall be paid within five (5) business days after the last business day of the month. Further, the Board shall have the express authority to engage a third party for the purpose of conducting an independent evaluation or audit of the assets of UTC, at the cost of UTC; and

(c)	an incentive fee equal to 20% of UTC’s “Gross Trading Profits.” For the purposes of this Agreement, “Gross Trading Profits” means the gross trading profit reflected on UTC’s quarterly income statement, payable within five (5) business days following the filing of UTC’s financial statements with the Securities and Exchange Commission. In the event that Gross Trading Profits during any quarterly period are less than zero, no incentive fee under this Section 4(c) shall be paid until the aggregate of deficit Gross Trading Profits during all prior quarterly reporting periods has been recouped by UTC.

5. Commissions Payable to the Manager

UTC agrees to pay the Manager the following:

(a)	a commission of 1.0% of the gross purchase price of any purchases or sales of U3O8 or UF6 completed at the request of the Board pursuant to Subsection 2(a) (“Uranium Transactions”), to be paid not later than ten (10) business days upon the receipt of delivery of U3O8 or UF6 or the delivery of U3O8 or UF6 by UTC, as the case may be, of such Uranium Transactions. Other than as set forth in section 7(k) of this Agreement, the Manager shall be responsible for any and all third party brokerage fees, commissions and service charges and other similar fees relating to all Uranium Transactions; and

(b)	a commission of 1.0% of the interest fees payable to Uranium Participation Corp in connection with any loan arrangements of U3O8 or UF6 completed at the request of the Board, to be paid quarterly on the first day of each financial quarter of UTC during the term of any such loan arrangement.

6. Expenses Borne by Manager

Subject to Section 7 hereof, the Manager shall be responsible for bearing its own costs and expenses, including all costs and expenses associated with compensating officers of UTC for their services

7. Expenses Borne by UTC

Notwithstanding the foregoing, UTC shall be responsible for paying all costs and expenses incurred in connection with its business and whether or not such costs are charged to UTC or the Manager, except those that are to be expressly borne by the Manager as set forth in the foregoing Sections 2, 5 and 6 hereof. Such costs and expenses to be borne by UTC shall be purely of a flow-through nature such that UTC shall pay the actual cost borne by the Manager and no profit or premium therefrom is to be received by the Manager pursuant to this Section 7 and shall include, without limitation:

(a)	all costs, charges and expenses incurred by UTC in the course of any of Manager’s trading activities on behalf of UTC

(b)	all costs, charges and expenses, incurred by UTC with respect to any transaction involving the purchase, sale or holding of U3O8 and UF6 or other assets, including but not limited to all transportation costs, insurance fees, transfer and administrative fees, security services costs, taxes and safekeeping and fees payable to the Facility;

(c)	all costs, charges and expenses associated with all professional services required by UTC including, but not limited to, legal, industry publication subscriptions, auditing, tax and accounting services;

(d)	all costs, charges and expenses associated with any private or public financing conducted by UTC involving the offering of securities of UTC, including, but not limited to, all commissions and fees payable to any underwriter, counsel, transfer agent or regulatory authority and out-of-pocket expenses associated therewith;

(e)	all costs, charges and expenses associated with listing the cshares of Common Stock or other security of UTC on any regulated exchange including, but not limited to, all listing, application, filing and maintenance fees or other requirements of a recognized exchange on which any security of UTC is listed;

(f)	all costs, charges and expenses associated with the creation, printing, mailing and filing of any document or report, as required by any statute, regulatory authority or otherwise for any duly called meeting of the Shareholders (“Shareholders’ Meeting”), valuations of UTC, any report to Shareholders or other entity other than associated with a Shareholders’ Meeting, all regulatory filings and any other document for any purpose as required by law;

(g)	all costs, charges and expenses payable to any registrar, transfer agent or trustee of any security of UTC;

(h)	other than as provided in Section 4(e) hereunder, all costs, charges and expenses payable to any Director or Officer, including, but not limited to, fees, expenses or other remuneration payable to such Directors and Officers and all costs, charges and expenses associated with any insurance related to such Director or Officer;

(i)	the Manager’s Fees payable pursuant to Section 4 hereunder; and

(j)	the commissions payable pursuant to Section 5 hereunder.

8. Delegation

The Manager may, with the prior written approval of the Board, delegate to any person, firm or corporation, any of its duties or obligations under this Agreement (at the cost of the Manager). Further and pursuant to Section 4 of this Agreement, the Board has the express authority to engage a third party for the purpose of conducting an independent valuation of the assets of UTC (at the cost of UTC).

9. Third Party Services

The Manager will also arrange, but at the expense of UTC, for a major trust company or transfer agent to act as registrar and transfer agent of UTC’s cshares of Common Stock. The parties may mutually agree to appoint an agent for any other class of securities that may be issued.

10. Conduct of Administration

The Manager covenants and agrees to manage UTC’s operating business and affairs in accordance with commercially reasonable and prudent business practices.

UTC acknowledges that the Manager shall not be responsible for any loss of opportunity whereby the value of any assets of UTC or the value of any particular U3O8 or UF6,or EUP as applicable,, monetary or currency investment could have been increased, nor shall it be responsible for any decline in the value of any assets of UTC, unless such decline is the result of the Manager’s gross negligence or willful failure to comply with express directions by resolution of the Board or Shareholders of UTC or is the result of a breach of the Manager’s obligations under this Section 10.

11. Access to Records

The Manager shall, for the purposes of this Agreement, have full access to the Board, officers, auditors and other advisors to UTC and to the books and records of UTC, all as reasonably required by the Manager to discharge its duties hereunder.

12. Record-Keeping

The Manager shall arrange to maintain on behalf of UTC proper books of account and complete records of all transactions of UTC in U3O8 and UF6 and other assets of UTC and shall cause to be provided to UTC monthly, within thirty-one (31) days of the end of each calendar month end a statement of account showing all investment transactions of UTC for the immediately preceding calendar month and a listing of the quantity of U3O8 and UF6 and any other assets held by UTC as at the end of such calendar month

13. Right of Inspection to UTC

The Manager will, on reasonable notice and during normal business hours, make available to and permit the Board, officers and agents of UTC and UTC’s auditors to inspect such books, records and accounts maintained by the Manager that relate to performance of its duties and obligations hereunder.

14. Liability and Indemnity

In acting in any capacity set forth in this Agreement, the Manager shall incur no liability for any actions taken or omitted to be taken by it except for its own gross negligence, willful misconduct or breach of this Agreement, nor shall the Manager, its directors, officers or employees, be liable for any taxes, assessments or governmental charges which may be levied or assessed on any basis whatsoever in connection with the performance of the Manager’s duties and obligations hereunder excepting only those taxes assessed against the Manager in its corporate capacity arising out of its compensation hereunder. UTC agrees to indemnify and hold harmless the Manager from and against any and all losses, costs, claims and liabilities which it may suffer or incur by reason of any matter or thing which the Manager may properly do or cause to be done pursuant to the terms of this Agreement, except as a result of the Manager’s gross negligence, willful misconduct or breach of this Agreement.

15. Confidentiality

The Manager covenants and agrees to keep confidential all information concerning UTC’s business and affairs which is not otherwise available to the public, required to be disclosed by law or required to be disclosed for purposes of performance by the Manager of its duties and obligations hereunder.

16. Independent Contractor

This Agreement is not intended to be and shall not be treated as anything other than an agreement made by UTC with the Manager as an independent contractor relating to the management and administration of the business and affairs of UTC with the respective rights, duties and obligations of the parties hereto being none other than those ascribed to them hereunder. Without limitation, this Agreement (and the relationship between UTC and the Manager provided for hereunder) is not a general partnership, limited partnership, joint venture, co-venture, agency or any other form of relationship outside of the terms of this Agreement.

17. Term

This Agreement shall become effective on _________, 2018, and shall be in force until May 31, 2028 (the “Term”) and may be renewed thereafter on terms mutually acceptable to each party. This Agreement may be terminated:

(a)	on or after May ____, 2021,by either party upon the provision of 120 days’ written notice;

(b)	by UTC, within 90 days of the occurrence of one of the following events:

(i)	within any 90 day period, both of the individuals serving as the CEO Nominee and CFO Nominee, as appointed pursuant to Section 2(g) hereof, are changed by the Manager, or are, for any reason, terminated, resign, retire or otherwise cease to be engaged as or serve as Chief Executive Officer and Chief Financial Officer of Uranium Participation Corp; or

(ii)	the Manager undertakes business transaction pursuant to which there is a “Change of Control of the Manager” or pursuant to which there is a change of both the Chief Executive Officer and Chief Financial Officer of the Manager.

For the purposes hereof, “Change of Control of the Manager” means the occurrence of any one or more of the following events: (I) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Manager or any of its affiliates and another corporation or other entity, as a result of which the holders of Voting Securities (as defined below) of the Manager prior to the completion of the transaction hold less than 50% of the Voting Securities of the successor corporation after completion of the transaction; (II) any person, entity or Company of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or its associates and/or affiliates of the Acquiror to cast or to direct the casting of 50% or more of the votes attached to all of the Voting Securities which may be cast to elect directors of the Manager or the successor corporation (regardless of whether a meeting has been called to elect directors); or (III) the board of directors of the Manager adopts a resolution to the effect that a Change of Control of the Manager as defined herein has occurred or is imminent.

For the purposes of the foregoing, “Voting Securities” means shares of Common Stock of the Manager and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Manager, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities.

Notwithstanding the above, this Agreement shall terminate (a) immediately where a winding-up, liquidation, dissolution, bankruptcy, sale of substantially all assets, sale of business or insolvency proceeding have been commenced or are being contemplated by the Manager or (b) upon the completion of any such proceeding by UTC.

18. Exclusivity.

The Manager acknowledges and agrees that, during the term of this Agreement, it shall not directly or indirectly, encourage, solicit, initiate or engage in any discussions or negotiations or respond to any enquiry or proposals (even if unsolicited) or participate in any venture or undertaking with any person or entity involving the provision of management services to an entity primarily engaged to invest in U3O8 or UF6 as such management services are provided by the Manager pursuant to this Agreement.

19. Notice

Any notice, approval or other communication (a “notice”) required or permitted to be given hereunder shall be properly given if delivered personally to an employee or officer of the party to which it is addressed or if sent by prepaid registered mail addressed as follows:

in the case of UTC to:

Joe Huber, Chairman

Uranium Trading Corporation

2321 Rosecrans Avenue, Suite 3245

El Segundo, CA 90245

with a copy to:

J.P. Galda

J.P. Galda & Co.

40 E. Montgomery Avenue

Ardmore, PA 19003 Legal*22511877.3

and in the case of the Manager to:

92 Trading LLC

2321 Rosecrans Avenue, Suite 3245

El Segundo, CA 90245

Attention:

or to such other address as either party may from time to time specify by notice given to the other in accordance herewith. Any notice if delivered personally shall be deemed to have been given at the time of delivery and if mailed as aforesaid shall be deemed to have been given on the seventh business day after mailing.

20. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings, agreements, negotiations and discussions, written or oral, between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the parties other than those expressly set forth in this Agreement. This Agreement may not be amended, supplemented or otherwise modified in any respect except by written instrument executed by the parties.

21. Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Los Angeles time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a business day (a business day being any day other than a Saturday, Sunday or other day on which banks are authorized or required to close for business in Los Angeles, California), the period shall be deemed to expire at 5:00 p.m. (Los Angeles time) on the next succeeding business day giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

22. Additional Rules of Interpretation

(a)	In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(b)	The division of this Agreement into sections, and other subdivisions, and the inclusion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in the Agreement are not intended to be full or precise descriptions of the text to which they refer.

(c)	The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular section or portion of it..3

23. Time

Time shall be of the essence hereof.

24. Governing Law

This Agreement shall be construed, interpreted and enforced under the laws of the State of Delaware without regard to its conflict of laws provisions.

25. Amendment

No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

26. Assignment

(a)	UTC and the Manager acknowledge and agree that this Agreement or portions thereof may be assigned to an affiliate of UTC and such assignment is hereby consented to by both parties hereto.

(b)	UTC and the Manager further acknowledge and agree any assignee of UTC become solely responsible for any obligations, liabilities or responsibilities of the assigned Agreement or portions thereof as contemplated therein and for greater certainty, all fees and expenses associated with the administration of such assignee shall be borne by the assignee and the Manager shall have no financial responsibilities in this regard. The assets of such assignee will form a portion of the consolidated assets of UTC with respect to the calculation thereof as set out in this Agreement.

(c)	UTC and the Manager acknowledge and agree that this Agreement may be assigned by the Manager with prior written consent.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

URANIUM TRADING CORPORATION

By:

92 TRADING LLC

By: